Exhibit 16.1
CHRISTIANSON & ASSOCIATES, PLLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
October 26, 2007
Securities Exchange Commission
RE: Amaizing Energy Holding Company, LLC
To Whom It May Concern:
Christianson & Associates, PLLP, was engaged to perform the audit of the financial statements of Amaizing Energy, L.L.C. for the period from (date of inception) to September 30, 2005. We issued an unqualified opinion on the financial statements in our report dated October 27, 2005. We have not been engaged to perform any other audit services.
Christianson has reviewed the disclosure below contained under “EXPERTS—Change in Independent Registered Public Accounting Firm” in Amaizing Energy Holding Company, LLC’s registration statement on Form S-1 and agrees with this disclosure.
Change in Independent Registered Public Accounting Firm
     Christianson and Associates, PLLP (Christianson) was our independent public accounting firm from the inception of our pre-merger entity of Amaizing Energy, LLC. We decided to change our independent public accounting firm to an independent registered public accounting firm, and therefore we dismissed Christianson as our auditor in August 2006. Christianson’s reports on our financial statements from our inception, including up to September 30, 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
     The decision to change our independent public accountants was recommended and approved by our board of directors.
     There were no disagreements with Christianson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Christianson’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its reports.
     A copy of this disclosure has been provided to Christianson and we have not received a response disagreeing with the terms of this disclosure.
     In August 2006, we engaged Boulay, Heutmaker, Zibell & Co. P.L.L.P. to be our new independent registered public accounting firm for Amaizing Energy Holding Company, LLC and Subsidiaries (formerly known as the pre-merger entities of Amaizing Energy, LLC and its affiliate, CassCo Amaizing Energy, LLC).
Respectfully,
/s/ Christianson & Associates, PLLP
Christianson & Associates, PLLP